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                                                                 Exhibit (q)(xi)


                      THORNBURG INVESTMENT MANAGEMENT, INC.
                        THORNBURG SECURITIES CORPORATION

                      CODE OF ETHICS PURSUANT TO RULE 17J-1

                  "POLICY ON PERSONAL SECURITIES TRANSACTIONS"

REVISED: AUGUST 2004

This policy on personal securities transactions is intended to be the Adviser's and Underwriter's (as herein after defined) Code of Ethics, as that term in meant in Investment Company Act Rule 17(j)(1).

I.    DEFINITIONS

a)    "ADVISER " means Thornburg Investment Management, Inc.

b)    "UNDERWRITER" means Thornburg Securities Corporation.

c) "INVESTMENT COMPANY" means a company registered as such under the Investment Company Act of 1940.

d) "INVESTMENT CLIENT" means (1) an investment company registered as such under the Investment Company Act of 1940, any series thereof or any component of such series for which the adviser is an investment adviser or investment sub-adviser; or (2) any private accounts owned by institutions or institutional investors for which the adviser is an investment adviser or investment sub-adviser.

e) "ACCESS PERSON" means any director, officer, general partner, person in possession of information regarding investment decisions for investment clients, or advisory person of the adviser or the underwriter.

f) "ADVISORY PERSON" means (1) any employee of the adviser or underwriter or of any company in control relationship to the adviser or underwriter, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the investment companies managed by the adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the adviser or underwriter who obtains information concerning recommendations made to the investment companies with regard to the purchase or sale of a security.

g) A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

h) "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.
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i)    "CONTROL" shall have the same meaning as that set forth in Section 2(a)(9)
      of the Investment Company Act.

j) "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

k) "INVESTMENT PERSONNEL" of the adviser or of any investment company advised or sub-advised by the adviser means (i) any employee of any such investment company or adviser (or of any company in a control relationship to the investment company or adviser) who, in connection with his regular functions or duties, makes or participates in making recommendations respecting the purchase or sale of securities by the investment company; and (ii) any natural person who controls the investment company or the adviser and who obtains information concerning recommendations made to the investment company respecting the purchase or sale of securities by the investment company.

l) "LIMITED OFFERING" means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted there under.

m) "PURCHASE OR SALE OF A SECURITY" includes, among others, the writing of an option to purchase or sell a security.

n) "SECURITY" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments.

o) "SECURITY HELD OR TO BE ACQUIRED" by an investment company means any security as defined in the Rule which, within the most recent 15 days, (1) is or has been held by the investment company, or (2) is being or has been considered by the investment company for purchase by them.

p) "SECURITY TRANSACTION VOLUME" includes the total volume of shares purchased or sold by investment clients over the past seven days and all currently known transactions involving investment clients over the ensuing seven days.

II.   EXEMPTED TRANSACTIONS

      The prohibitions of Section III of this Code shall not apply to:

a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

b) Purchases or sales of securities which are not eligible for purchase or sale by investment clients; but in no event shall shares of investment companies themselves be hereby exempted.

c) Purchases or sales which are non-volitional on the part of either the access person or the investment companies.

d)    Purchases that are part of an automatic dividend reinvestment plan.
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e)    Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

f) Purchases or sales which receive the prior approval of the adviser's compliance department because they are only remotely potentially harmful to the adviser's investment clients, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by those investment clients.

III.  PROHIBITED TRANSACTIONS

a) No access person shall purchase or sell, directly or indirectly, any security which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale is a security on the Restricted List unless the transaction is exempted under Section II or
      Section IV(b) or (c) of this policy.

b) Investment personnel must obtain approval from the adviser's compliance department before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.

c) Access persons are cautioned against frequent purchases and sales of investment company securities, including investment companies that are investment clients. In particular, with respect to shares of investment companies that are investment clients, redemptions of shares with in 30 days of the purchase of those shares is prohibited. This prohibition can be only waived in exceptional circumstances and only upon written request to the adviser's compliance department. Such waiver requires the written approval of the compliance department.

IV.   RESTRICTED LIST

      For legal, regulatory and business reasons, the compliance department maintains a Restricted List of securities.

a) Securities may be placed on this list when certain conditions are met, such as when:

      1) The adviser possesses material nonpublic information about or affecting the securities or its issuer; or

      2)    the security is:

            i)    currently held by an investment client; or

            ii) is being considered for purchase or sale by an investment client; or

            iii)  is being purchased or sold by an investment client.

b) BLUE CHIP EXEMPTION: Transactions by access persons involving securities on the restricted list are prohibited unless the following conditions are met:

      1) the adviser does not have a total security transaction volume greater than 1% of the security's fifteen day average trading volume; and

      2)    the company has a market capitalization greater than $2 billion; and

      3) the proposed transaction involves less than $50,000 of the company's securities; and

      4) the individual proposing the transaction verifies to the compliance department that Section IV(b)(1) and (2) have been met.

c) BLACKOUT EXEMPTION: If approval for the proposed transaction is not granted because it does not meet the conditions of the Blue Chip exemption, approval can still be granted if:
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      1)    there has not been a transaction in the opposite direction of the proposed transaction by the adviser for an investment client within the previous 7 days; and

      2)    there are no pending trades for the security; and

      3) the adviser does not expect the security to be purchased or sold for an investment client within the next 7 day in the same direction as the proposed transaction.

V.    REPORTING

a) The president of the adviser will identify from time to time a vice-president or compliance official to serve as the filing and review officer. The adviser will maintain a record of its filing and review officers in such a manner that the individuals serving as filing and review officer can be identified for any period of time following the adoption of this procedure.

b) The filing and review officer will maintain a list of all persons believed to be access persons. The filing and review officer will make available to each such access person during the filing and review officer's tenure, blank reporting forms which are subject to review by the filing and reporting officer in accordance with this procedure.

c) The filing and review officer will maintain a schedule of access persons and their respective reports filed in accordance with this procedure. The schedule will reflect any case in which an access person has not timely filed a report. The filing and review officer will contact any access person who has failed to timely file any report in an effort to obtain the report as soon as possible. If the report is not immediately filed thereafter, the filing and review officer shall so advise the president.

d) Each person shall file an Initial Holdings Report no less than 30 days after the person becomes an access person. Initial Holdings Reports shall include shares of all investment companies held by each access person. In each case, the filing and review officer will ascertain that the report has been filed, and shall review the report when received.

e) Each access person shall file an Annual Holdings Report as of December 31 of each calendar year, for the calendar year ending on that date, if required to do so by Rule 17j-1. The access person's Annual Holdings Report will be filed with the filing and review officer no later than January 30 of the year following the calendar year for which the Annual Holding Report is filed. Annual Holdings Reports shall include shares of all investment companies held by each access person. The filing and review officer will review all Annual Holdings Reports when received.

f) Except as provided under item (g) below, every access person and every registered representative of the underwriter shall report to the adviser, on a quarterly basis, the information described in Section IV (h) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

g) A trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (and who would be required to make a report solely by reason of being a trustee of the Trust) need not make: (i) an initial holdings report; (ii) an annual holdings report; or (iii) a quarterly transaction report, unless the trustee knew or in the ordinary course of his duties as a trustee should have known that during the 15-day period immediately before or after the trustee's transaction in a covered security the Trust purchased or sold the covered security, or the Trust, or the Adviser considered purchasing or selling the covered security.
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h)    Notwithstanding Section IV (f) of this policy, an access person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

i) Every quarterly transaction report, including transactions in the shares of investment companies, shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

      1) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

      2) The nature of the transaction, that is, a purchase, sale or other type of acquisition or disposition;

      3)    The price at which the transaction was effected; and,

      4) The name of the broker, dealer or bank with or through whom the transaction was effected.

j) The adviser's compliance department will periodically report to the board of directors or trustees of any investment company that is an investment client any waivers granted pursuant to the paragraph of Section III respecting shares of the investment companies.

VI.   SANCTIONS

      Upon discovering a violation of this policy, the adviser or underwriter may impose such sanctions, as it deems appropriate, including, but not limited to, a letter of censure, suspension, or termination of employment of the violator. In addition, the redemption charges described in the prospectuses of the Thornburg equity funds that are imposed on sales made within 90 days of a purchase apply to all employees.

      All material violations of this policy and any sanctions imposed with respect thereto shall be reported periodically to the directors or trustees, as the case may be, of the investment company with respect to which the violation occurred.
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